Exhibit 99.1

EF HUTTON ACQUISITION CORPORATION I

SIGNS DEFINITIVE SECURITIES PURCHASE AGREEMENT IN

CONNECTION WITH PLANNED BUSINESS COMBINATION WITH

HUMBLE IMPORTS, INC d/b/a ECD AUTO DESIGN

NEW YORK, October 10, 2023 /PRNewswire/ — EF Hutton Acquisition Corporation I (the “Company”) (NASDAQ: EFHT), a special purpose acquisition company formed by affiliates of EF Hutton, division of Benchmark Investments, LLC, a leading middle market investment bank, announced today that on October 6, 2023 it entered into a definitive securities purchase agreement (the “SPA”) with an institutional investor (the “Lender”) for the issuance of a senior secured convertible note (the “Note”) in the principal amount of $15,819,209. The Note will be issued in connection with the closing of the Company’s proposed business combination (the “Business Combination”) with Humble Imports, Inc. d/b/a ECD Auto Design (“ECD Auto”), a leading manufacturer of restored and modified Land Rover Defenders.

Based on the terms of the Note, the Company will receive proceeds under the Note of approximately $13,700,000, before the payment of expenses. The Note accrues interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable monthly in cash or, upon the Company’s option, in securities of the Company, provided certain conditions are met, at the increased interest rate of Prime Interest rate plus 8% per annum. Subject to the terms of the Note, the principal amount due under the Note, plus any accrued and unpaid interest, and accrued and unpaid late charges on such principal and interest, if any, is convertible into shares of the Company’s common stock at the option of the Lender at a conversion price of $10.00 per share, subject to adjustment. The Note is secured by all the Company’s assets. The closing of the transactions contemplated by the SPA are subject to standard closing conditions, including the approval of the Business Combination by stockholders of both the Company and ECD Auto.

Ben Piggott, Chairman and CEO of the Company, stated “We believe that the net proceeds from the SPA will provide ECD Auto with sufficient capital to achieve the next steps in growing its business organically through a combination of increased volume, higher average selling prices and a broader range of models for customers to choose from.”

About EF Hutton Acquisition Corporation I

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

About Humble Imports, Inc d/b/a ECD Auto Design

Humble Imports, Inc d/b/a ECD Auto Design (“ECD Auto”) is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Each vehicle produced by ECD Auto is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified ASE craftsmen. The company was founded in 2013 by three British “petrol heads” whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD Auto’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Fla. that is home to 63 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD Auto has a logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles to the U.S. for restoration.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed Business Combination, ECD Auto and the Company intend to file relevant materials with the SEC, including a registration statement on Form S-4 and a proxy statement on Schedule 14A, including a preliminary proxy statement and a definitive proxy statement. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed Business Combination, as these materials will contain important information about ECD Auto and the Company, and the proposed Business Combination. Promptly after filing its definitive proxy statement relating to the proposed Business Combination with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting on the Business Combination and the other proposals. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other relevant materials filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed Business Combination when available. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s final prospectus, as filed with the SEC on September 9, 2022, or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

ECD Auto and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. ECD Auto’s and the Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, ECD Auto’s and the Company’s expectations with respect to future performance and anticipated financial impacts of the proposed Business Combination, the satisfaction of the closing conditions to the proposed Business Combination, and the timing of the completion of the proposed Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside ECD Auto’s and the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against ECD Auto and the Company following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Note transaction contemplated by the SPA and the proposed Business Combination, including due to failure to obtain approval of the stockholders of ECD Auto and the Company, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on ECD Auto’s business and/or the ability of the parties to complete the proposed Business Combination; (6) the inability to obtain the listing of the combined company’s common stock on the Nasdaq Stock Market following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of ECD Auto to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that ECD Auto and the Company may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to ECD Auto; (13) risks related to the organic and inorganic growth of ECD Auto’s business and the timing of expected business milestones; (14) the amount of redemption requests made by the Company’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of the Company for its initial public offering and the registration statement on Form S-4, including the proxy statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. ECD Auto and the Company caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ECD Auto and the Company do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

For EF Hutton Acquisition Corporation I:

Benjamin Piggott

Chairman and CEO

24 Shipyard Drive, Suite 102, Hingham, MA 02043

Email: bpiggott@efhuttonacquisitioncorp.com

Tel: 929-528-0767

For Humble Imports, Inc. d/b/a ECD Auto Design:

Scott Wallace

Chairman and CEO

4930 Industrial Lane, Unit 107, Kissimmee, FL 34758

Email: investorrelations@ecdautodesign.com

Tel: 407-483-4825